Exhibit 99.1

Sierra Oncology Reports First Quarter 2021 Results

– Pivotal MOMENTUM Phase 3 Trial Anticipated to Complete Enrollment in June 2021 –

– Topline Data Now Expected in Q1 2022 –

SAN MATEO, CA, May 7, 2021 - Sierra Oncology, Inc. (SRRA), a late-stage biopharmaceutical company on a quest to deliver targeted therapies that treat rare forms of cancer, today reported its financial and operating results for the first quarter ended March 31, 2021.

“The first quarter of 2021 has been a hugely productive one for Sierra. We are excited to share that MOMENTUM enrollment has accelerated, and we now anticipate completing enrollment in June 2021. With this updated timing, we expect to report topline results in Q1 2022,” said Stephen Dilly, MBBS, PhD, President and Chief Executive Officer of Sierra.

“With enrollment completion just around the corner, we remain highly focused on the ongoing execution of the trial, regulatory filing and commercialization preparation for a potential launch in H1 2023. We are confident positive results of MOMENTUM, combined with the SIMPLIFY data sets, will support our intended regulatory filings and the potential approval of momelotinib for the treatment of myelofibrosis.”

Momelotinib is currently under investigation in the pivotal MOMENTUM clinical trial, a global, randomized, double-blind Phase 3 study for symptomatic and anemic myelofibrosis patients. Assuming MOMENTUM data are positive, Sierra plans to file for regulatory approval of momelotinib with the US Food & Drug Administration (FDA) in H2 2022. The FDA has granted Fast Track designation for momelotinib.

As the company approaches pivotal data from its late-stage development of momelotinib, it continues to explore opportunities to expand its pipeline. As a result, Sierra will adjust its development efforts and associated leaders into early- and late-stage clinical development. Effective upon the closure of MOMENTUM screening, which is anticipated to be mid-May, Mark Kowalski, MD, PhD will assume the title of Chief, Research and Early Development, focusing on earlier stage combinations for momelotinib as well as the ongoing evaluation of development opportunities for additional pipeline assets. Barbara Klencke, MD will assume the title of Chief Medical Officer and focus on the late-stage development of momelotinib as well as pre-commercialization medical affairs activities.

First Quarter 2021 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $14.0 million for the three months ended March 31, 2021 compared with $11.6 million for the three months ended March 31, 2020. The increase was primarily due to costs for momelotinib including a $1.8 million increase in clinical trial and development costs and $0.8 million increase in manufacturing costs. Also attributing to the increase was a $1.7 million increase in personnel-related and allocated overhead costs of which $1.1 million pertained to an increase in non-cash stock-based compensation. These increases were partially offset by a $1.5 million non-cash charge incurred during the three months ended March 31, 2020 to recognize the change in fair value of an obligation to issue securities to Gilead until the issuance of the securities in January 2020, and a $0.4 million decrease in costs for SRA737. Research and development expenses included non-cash stock-based compensation of $1.7 million and $0.5 million for the three months ended March 30, 2021 and 2020, respectively.

General and administrative expenses were $5.9 million for the three months ended March 31, 2021, compared to $4.5 million for the three months ended March 31, 2020. The increase was due to a $1.3 million increase in personnel-related and allocated overhead costs of which $0.9 million pertained to an increase in non-cash stock-based compensation. General and administrative expenses included non-cash stock-based compensation of $1.3 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.

Total other income (expense), net was $29,000 of total other expense, net for the three months ended March 31, 2021, compared to $15.7 million of total other expense, net for the three months ended March 31, 2020. The difference was primarily attributable to a non-cash charge of $16.2 million incurred during the three months ended March 31, 2020 related to the change in fair value of warrant liabilities until the reclassification to equity in January 2020.

For the three months ended March 31, 2021, Sierra incurred a Generally Accepted Accounting Principles (GAAP) net loss of $19.9 million compared to a GAAP net loss of $31.9 million for the three months ended March 31, 2020. The GAAP net loss for the three months ended March 31, 2020 includes a non-cash charge of $16.2 million related to the change in fair value of warrant liabilities included in other income (expense), net and a $1.5 million non-cash charge pertaining to the obligation to issue securities to Gilead included in research and development expenses as mentioned above.

Non-GAAP adjusted net loss was $17.0 million for the three months ended March 31, 2021, compared with a non-GAAP adjusted net loss of $13.3 million for the three months ended March 31, 2020. Non-GAAP adjusted net loss for the three months ended March 31, 2021 excludes expense related to stock-based compensation. Non-GAAP adjusted net loss for the three months ended March 31, 2020 excludes expenses related to the change in fair value of warrant liabilities, the change in fair value of the securities issuance obligation, and stock-based compensation. See “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for a reconciliation of this GAAP measure to non-GAAP financial measure.

Cash and cash equivalents totaled $107.7 million as of March 31, 2021, compared to $104.1 million as of December 31, 2020.

As of March 31, 2021, there were 12,349,961 total shares of common stock outstanding and warrants to purchase 11,052,256 shares of common stock, with an exercise price equal to $13.20 per share. There were 4,667,173 shares issuable upon exercise of stock options and an additional warrant to purchase 1,839 shares.

About Sierra Oncology

Sierra Oncology is a late-stage biopharmaceutical company on a quest to deliver targeted therapies that treat rare forms of cancer. We harness our deep scientific expertise to identify compounds that target the root cause of disease in order to advance therapies on the leading edge of cancer biology. Our team takes an evidence-based approach to understand the limitations of current treatments and explore new ways to change the cancer treatment paradigm. Together we are transforming promise into patient impact.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations, regarding the timing of enrollment of its MOMENTUM Phase 3 trial, expected timing of topline results for the MOMENTUM Phase 3 trial, expected results of the MOMENTUM Phase 3 trial, ability of Sierra Oncology to obtain support for its regulatory filings and to be successful in obtaining regulatory approval for momelotinib for the treatment of myelofibrosis, expected timing of the commercial launch of momelotinib, and the ability of Sierra Oncology to expand its pipeline. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, the risk that disruptions and impacts of COVID-19 will be significant and lengthy, Sierra Oncology may be unable to successfully develop and commercialize momelotinib, momelotinib may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the clinical development of momelotinib, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and momelotinib and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$107,658	$104,055
Prepaid expenses and other current assets	2,010	2,415
Total current assets	109,668	106,470
Property and equipment, net	42	52
Operating lease right-of-use asset	281	318
Other assets	572	647
TOTAL ASSETS	$110,563	$107,487
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued and other liabilities	$6,364	$7,148
Accounts payable	2,522	2,205
Total current liabilities	8,886	9,353
Operating lease liability	122	175
TOTAL LIABILITIES	9,008	9,528
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	12	11
Additional paid-in capital	968,047	944,537
Accumulated deficit	(866,504)	(846,589)
TOTAL STOCKHOLDERS’ EQUITY	101,555	97,959
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$110,563	$107,487

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$13,953	$11,591
General and administrative	5,865	4,544
Total operating expenses	19,818	16,135
Loss from operations	(19,818)	(16,135)
Other income (expense), net:
Changes in fair value of warrant liabilities	—	(16,240)
Other income (expense), net	(29)	541
Total other income (expense), net	(29)	(15,699)
Loss before provision for income taxes, net	(19,847)	(31,834)
Provision for income taxes, net	68	78
Net loss	$(19,915)	$(31,912)
Net loss per common share, basic and diluted	$(1.71)	$(3.14)
Weighted-average shares used in computing net loss per common share, basic and diluted	11,667,967	10,156,628

Non-GAAP Financial Measures

In addition to operating results as calculated in accordance with GAAP, Sierra Oncology uses certain non-GAAP financial measures when evaluating operational performance. The following table presents the company’s net loss and net loss per common share calculated in accordance with GAAP and as adjusted to remove the impact of certain non-cash charges. Sierra Oncology’s management believes that these non-GAAP financial measures are useful to enhance understanding of the company’s financial performance, and are more indicative of its operational performance and facilitate a better comparison among fiscal periods.

These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. Sierra Oncology believes that non-GAAP financial measures should only be used to evaluate its results of operations in conjunction with the corresponding GAAP financial measures. Sierra Oncology encourages investors to carefully consider its results under GAAP, as well as the reconciliations between these presentations, to more fully understand our business.

Non-GAAP adjusted net loss and non-GAAP adjusted net loss per share exclude changes in fair value for warrant liabilities, changes in fair value for a securities issuance obligation and stock-based compensation. Sierra Oncology excludes changes in fair value of warrant liabilities because it is a non-cash expense and has no direct correlation to the operation of its business. Sierra Oncology excludes a non-cash charge pertaining to the changes in fair value of an obligation to issue common stock and a warrant to Gilead because it is a non-cash expense. Sierra Oncology excludes non-cash stock-based compensation expense from its non-GAAP financial measures because it believes that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.

SIERRA ONCOLOGY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands, except share and per share data)

A reconciliation between GAAP net loss to non-GAAP adjusted net loss and GAAP net loss per common share to non-GAAP adjusted net loss per common share:

	Three Months Ended March 31,
	2021	2020
GAAP net loss	$(19,915)	$(31,912)
Adjustments:
Changes in fair value of warrant liabilities (1)	—	16,240
Changes in fair value to securities issuance obligation (2)	—	1,485
Stock-based compensation (3)	2,931	918
Non-GAAP adjusted net loss	$(16,984)	$(13,269)
GAAP net loss per common share, basic and diluted	$(1.71)	$(3.14)
Adjustment to net loss per common share	0.25	1.83
Non-GAAP adjusted net loss per common share, basic and diluted	$(1.46)	$(1.31)
Weighted-average shares used in computing net loss per common share, basic and diluted	11,667,967	10,156,628

(1)	To reflect a non-cash charge to other income (expense), net for the changes in fair value of warrant liabilities.
(2)	To reflect a non-cash charge to research and development expense for the changes in fair value pertaining to the obligation to issue common stock and a warrant to Gilead.
(3)	To reflect a non-cash stock-based compensation charge to research and development expense and general and administrative expense.

For further information:

Investor Contact

DeDe Sheel

415.732.9828

investors@sierraoncology.com

Media Contact

Lauren Musto

615.351.7777

media@sierraoncology.com